EXHIBIT 10.5
BEACON ROOFING SUPPLY, INC.
2024 STOCK PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
(Performance-based Vesting)
(Optional Deferred Settlement)
Grant Information:

Name:
Grant Date:
Target Amount:
Vesting Date[1]:	, 20__
1 Actual vesting subject to additional provisions found in Sections 5, 6 and 10 of this agreement

A Restricted Stock Unit (RSU) Award (the “Award”) granted by Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), to the employee named above (the “Grantee”), relating to the common stock, par value $.01 per share (the “Common Stock”), of the Company, shall be subject to the following terms and conditions and the provisions of the Beacon Roofing Supply, Inc. 2024 Stock Plan (“Plan”), a copy of which is attached hereto and the terms of which are hereby incorporated by reference:
1.Acceptance by Grantee
The receipt of the Award is conditioned upon its acceptance by the Grantee no later than 30 days from the date the Agreement was delivered, provided however, if the Grantee shall fail to accept this Award by the due date, the Grantee’s Award shall be deemed accepted by the Grantee unless the Grantee has notified the Company in writing prior to the due date that he or she declines to accept the Award.
2.Grant of RSUs
The Company hereby grants to the Grantee the Award of RSUs, as set forth above. An RSU is the right, subject to the terms and conditions of the Plan and this Agreement, to receive a distribution of a share of Common Stock for each RSU as described in Section 7 or Section 11 of this Agreement. The Award shall vest in accordance with Sections 5 and 10 of this Agreement and the vested award shall be adjusted in accordance with Section 6 of this Agreement.
3.RSU Account
The Company shall maintain an account (“RSU Account”) on its books in the name of the Grantee which shall reflect the number of RSUs awarded to the Grantee and any dividend equivalents paid to the Grantee as described in Section 4.
4.Dividend Equivalents
Upon the payment of any dividends on Common Stock occurring during the period preceding the date the RSUs are settled in Common Stock and distributed to the Grantee as described in Section 7 or Section 11, the Company shall credit the Grantee’s RSU Account with an amount equal in value to the dividends that the Grantee would have received had the Grantee been the actual owner of the number of shares of Common Stock represented by the RSUs in the Grantee’s RSU Account on that date. Such amounts shall be paid to the Grantee in cash at the time and to the extent the RSUs are distributed to the Grantee. Any dividend equivalents relating to RSUs that are forfeited shall also be forfeited.
5.Vesting
(a)Except as described in (b), (c) and (d) below, the Grantee shall become vested in the Award on the third (3rd) anniversary of the date of grant as set forth above (the “Vesting Date”) if the Grantee remains in continuous employment with the Company or its affiliates until such date.
(b)If the Grantee’s employment with the Company and its affiliates terminates prior to the Vesting Date due to death or disability, the Award shall become vested on the date of such termination of employment. For this purpose “disability” means (as determined by the Committee in its sole discretion) the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than 12 months.
(c)If the Grantee’s employment with the Company and its affiliates terminates prior to the Vesting Date due to the Grantee’s retirement, a pro-rata portion of the Award shall become vested on the Vesting Date (in which case such portion shall be adjusted as described in Section 6), or if earlier, the date of the Grantee’s death (in which case such portion shall not be adjusted as described in Section 6), and the remainder of the Award shall be forfeited to the Company upon the Grantee’s retirement. The pro-rata portion of the Award that vests shall be determined by multiplying the number of RSUs subject to the Award by a fraction, the numerator of which is the number of days the Grantee was employed by the Company or an affiliate during the three-year performance period described in Section 6 below, and the denominator of which is the number of days in such performance period, rounded to the nearest number of whole shares. For this purpose, (i) “retirement” means termination of the Grantee’s employment for any reason other than Cause on or after the Grantee’s attainment of age sixty (60) and five (5) years of service, (ii) “Cause” means: (A) conviction of a felony connected with the Grantee’s employment with the Company or its subsidiaries, (B) misappropriation or theft of property of the Company or its subsidiaries, (C) gross negligence or willful misconduct in the performance of the Grantee's duties, (D) any act of fraud against the Company or its subsidiaries, and (E) any unauthorized dissemination of confidential information or trade or business secrets of the Company or its subsidiaries and (iii) “years of service” means years of continuous employment with the Company or its affiliates, provided that (A) a break in employment of less than twelve (12) months will be counted as continued employment and a break in employment of twelve (12) or more months will result in the exclusion of the pre-break employment and (B) employment will include any service as a non-employee director on the Board.
(d)The Award shall be forfeited to the Company upon the Grantee’s termination of employment with the Company and its affiliates for any reason other than the Grantee’s death, disability or retirement (as described above) that occurs prior to the Vesting Date.
The foregoing provisions of this Section 5 shall be subject to the provisions of any written employment security agreement or severance agreement that has been or may be executed by the Grantee and the Company, and the provisions in such employment security agreement or severance agreement concerning the lapse of restrictions of an Award in connection with the Grantee’s termination of employment shall supersede any inconsistent or contrary provision of this Section 5, to the extent the terms of such agreement would provide for greater vesting. The provisions of this Agreement shall continue to apply to the extent not covered by such employment security agreement or severance agreement.
6.Adjustment of RSUs
The number of RSUs subject to the Award shall be adjusted by the Committee following the end of the three-year period that begins on January 1, 20__ and ends on December 31, 20__ based on the level of performance goal achievement as described in Exhibit A to this Agreement. Any Award that vests in accordance with Section 5(b) prior to the Vesting Date shall not be adjusted pursuant to this Section 6.
7.Settlement of RSUs
If a Grantee becomes vested in this Award in accordance with Section 5, the Company shall distribute to Grantee, or the Grantee’s personal representative, beneficiary or estate, as applicable, a number of shares of Common Stock equal to the number of vested RSUs subject to the Award, as adjusted in accordance with Section 6, if applicable, plus any related dividend equivalents as described in Section 4. Except as provided in Section 11, such shares and dividend equivalents shall be delivered within thirty (30) days following the date of vesting.
8.Forfeiture of Award
Except as described in Section 5 and Section 10, a Grantee’s Award shall be forfeited to the Company if the Grantee does not remain in continuous employment with the Company or its affiliates until the Vesting Date.
9.Withholding Taxes
The Grantee shall pay to the Company an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to the delivery of any certificate for shares. Payment of such taxes may be made by one or more of the following methods: (a) in cash, (b) in cash received from a broker-dealer to whom the Grantee has submitted irrevocable instructions to deliver the amount of tax to the Company from the proceeds of the sale of shares subject to the Award, (c) by directing the Company to withhold a number of shares otherwise issuable pursuant to the Award with a Fair Market Value equal to the tax required to be withheld, (d) by delivery to the Company of other Common Stock owned by the Grantee that is acceptable to the Company, valued at its Fair Market Value on the date of payment, or (e) by certifying to ownership by attestation of such previously owned Common Stock.
10.Change in Control
(a)In the event of a Change in Control, as defined in the Plan, unless the Award is continued or assumed by a public company in an equitable manner, the RSU shall become fully vested immediately prior to the Change in Control as if the performance criteria set forth in Exhibit A had been met at 100 percent. The Award shall settle in accordance with Section 7 or if applicable, Section 11.
(b)If the Award is continued or assumed by a public company in an equitable manner, then the performance criteria set forth in Exhibit A shall be deemed to have been satisfied (i) at the actual payout percentage with respect to any portion of the Award relating to a performance period within the three year period set forth in Section 6 then complete at the time of the Change in Control and (ii) at 100 percent for the remaining and not complete performance periods of the Award, and the vesting of the Award shall be contingent only upon the Grantee’s employment through the end of the three year period set forth in Section 6 unless there is a Qualifying Termination within one-year following the Change in Control. If a Qualifying Termination occurs within one-year following the Change in Control, the Award, as adjusted in accordance with the immediately preceding sentence, shall become fully vested immediately and be settled in accordance with Section 7 or if applicable, Section 11.
For purposes of this Section 10: (1) “Qualifying Termination” means the termination of a Grantee’s employment (a) by the employer for any reason other than Cause; or (b) by a Grantee who was an officer of the Company immediately prior to the Change in Control for Good Reason; (2) “Cause” means (unless otherwise expressly provided in the Grantee’s employment security agreement): the termination of the Grantee’s employment following the occurrence of any one or more of the following: (a) the Grantee’s conviction of, or plea of guilty or nolo contendere to, a felony; (b) the Grantee’s willful and continual failure to substantially perform the Grantee’s duties after written notification; (c) the Grantee’s willful engagement in conduct that is materially injurious to the employer, monetarily or otherwise; (d) the Grantee’s commission of an act of gross misconduct in connection with the performance of the Grantee’s duties; or (e) the Grantee’s material breach of any employment, confidentiality, or other similar agreement with the employer that, if capable of cure, remains uncured 10 days after written notice thereof; and (3) “Good Reason” means, without the Grantee’s consent, (a) a material reduction in the position, duties, or responsibilities of the Grantee from those in effect immediately prior to such change; (b) a reduction in the Grantee’s base salary; (c) a relocation of the Grantee’s primary work location to a distance of more than 50 miles from its location as of immediately prior to such change; or (d) a material breach by the Grantee’s employer of any employment agreement between such employer and the Grantee provided, however, in all cases, a Grantee must give the Company written notice of the circumstances giving rise to the Good Reason event and thirty (30) days to cure such circumstance.
11.Deferral of RSU Settlement
Notwithstanding Section 7, a Grantee may make a timely advance election, prior to the calendar year in which the Award is made and in accordance with Section 409A of the Internal Revenue Code and procedures established by the Committee, to defer settlement of the Grantee’s entire vested Award. In such case, the shares of Common Stock and any related dividend equivalents that would otherwise be paid to the Grantee within thirty (30) days following a Vesting Date shall be paid to the Grantee in accordance with the terms of the Grantee’s deferral election, which shall be (a) within thirty (30) days following the Grantee’s termination of employment with the Company and its affiliates or (b) within thirty (30) days following a date subsequent to the Vesting Date as specified by the Grantee in the Grantee’s election form, or if earlier in either case, within thirty (30) days following the Grantee’s death (in which case payment shall be made to the Grantee’s personal representative, beneficiary or estate, as applicable). Notwithstanding the foregoing sentence, if a Change in Control occurs prior to the date the Grantee’s deferred Award is to be settled and paid, the deferred Award shall be settled and paid to the Grantee within thirty (30) days following the Change in Control.
12.Rights as Stockholder
The Grantee shall not be entitled to any of the rights of a stockholder of the Company with respect to the Award, including the right to vote and to receive dividends and other distributions, until and to the extent the Award is settled in shares of Common Stock.
13.Award Not Transferable
The Award may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order. The Award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Award, other than in accordance with its terms, shall be void and of no effect.
14.Share Delivery
Delivery of shares pursuant to Section 7 will be by book-entry credit to an account in the Grantee’s name established by the Company with the Company’s transfer agent; provided that the Company shall, upon written request from the Grantee (or the Grantee’s estate or personal representative, as the case may be), issue certificates in the name of the Grantee (or the Grantee’s estate or personal representative) representing such shares.
15.Recoupment
The Grantee acknowledges and agrees that the Award shall be subject to the Company’s Incentive Compensation Recoupment Policy as in effect from time to time.
16.Administration
The Award shall be administered in accordance with such regulations as the Committee shall from time to time adopt.
17.Plan Terms Govern
This Agreement shall be construed consistent with the provisions of the Plan, and in the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control and any terms of this Agreement which conflict with Plan terms shall be void.
18.Governing Law
This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.
By accepting this agreement, the Grantee agrees to be bound by the terms hereof.
BEACON ROOFING SUPPLY, INC.

EXHIBIT A
Performance Criterion Applicable to FY 20__ RSU (Performance-based Vesting) Awards